Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Lantronix, Inc. of our report dated August 23, 2018, relating to our audit of the consolidated financial statements of Lantronix, Inc. appearing in the Annual Report on Form 10-K of Lantronix, Inc. for the year ended June 30, 2018.

/s/ SQUAR MILNER LLP

Newport Beach, California

August 31, 2018